UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 29, 2010 (June 25, 2010)

Commission File No. 0-5411

HERLEY INDUSTRIES, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	23-2413500
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
3061 Industry Drive Lancaster, PA	17603
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 717-397-2777

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02(e):  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
                         Compensatory Arrangements of Certain Officers

Employee Retention Agreements

On June 25, 2010, the Company entered into an Employee Retention Agreement (the “Poirier Retention Agreement”) with Richard F. Poirier, the Company’s President and Chief Executive Officer.  The Poirier Retention Agreement provides Mr. Poirier with a payment equal to two times his total cash compensation (including salary, bonuses and commissions) in the prior fiscal year, up to a maximum of $1,000,000, if, within 24 months following a change in control, his employment is terminated due to the occurrence of one of the following without his consent:  (1)  reduction in responsibilities; (2) reduction in compensation; (3) material change in or failure to maintain the employee’s office or office equipment and services; (4) a material reduction in the number or level of the employee’s staff (other than a pro-rata share of company-wide reductions); or (5) relocation of the employee’s principal place of employment more than 30 miles from its current location.  If Mr. Poirier’s employment is terminated for cause, he is not entitled to receive benefits under the Poirier Retention Agreement.  The Poirier Retention Agreement contains the definition of the terms “cause” and “change in control” referred to in the summary above.

The foregoing description of the Poirier Retention Agreement is intended to be a summary only.  The summary is qualified in its entirety by the full text of the Poirier Retention Agreement; the Poirier Retention Agreement is identical to the form of Retention Agreement which was filed as an exhibit to the Current Report of the Company filed on June 21, 2010 and which is incorporated by reference herein.

Item 9.01:                      Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
99.1	Form of Employee Retention Agreement - incorporated by reference from Current Report on Form 8-K filed on June 21, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 29, 2010	HERLEY INDUSTRIES, INC. By: /s/Anello C. Garefino Anello C. Garefino Chief Financial Officer